                                        Rule 424(b)2
                                        Registration Statement No. 333-59482


THIS PROSPECTUS SUPPLEMENT RELATES TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, BUT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 30, 2001

       PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 10, 2001

                                  $200,000,000

                          [ASSOCIATED BANC-CORP LOGO]

                           % Subordinated Notes due 2011
                               ------------------

     The subordinated notes offered by this prospectus supplement will mature on
          , 2011. The subordinated notes will bear interest at   % per annum.
Interest on the subordinated notes is payable semiannually on           and
          of each year, beginning           , 2002. The subordinated notes may
not be redeemed, in whole or in part, prior to maturity.

     The subordinated notes will be unsecured subordinated obligations of Associated Banc-Corp. The subordinated notes will be issued in registered form in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

     The subordinated notes are not savings accounts or savings deposits. The subordinated notes are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

                                                                    UNDERWRITING     PROCEEDS TO
                                                        PRICE TO    DISCOUNTS AND    ASSOCIATED
                                                       PUBLIC (1)    COMMISSIONS    BANC-CORP (1)
                                                       ----------   -------------   -------------
Per Note.............................................         %              %               %
Total................................................    $            $               $

(1) Plus accrued interest, if any, from August   , 2001.

     Delivery of the subordinated notes in book-entry form only will be made on
or about August   , 2001.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON

          LEHMAN BROTHERS

                    MERRILL LYNCH & CO.

                              ROBERT W. BAIRD & CO.

                                       SANDLER O'NEILL & PARTNERS, L.P.

           The date of this prospectus supplement is          , 2001.

                               ------------------

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
                                         Page
                                         ----
FORWARD-LOOKING STATEMENTS.............   S-3
OUR BUSINESS...........................   S-4
SELECTED HISTORICAL FINANCIAL DATA.....   S-5
CONSOLIDATED RATIOS OF EARNINGS TO
  FIXED CHARGES........................   S-6
CAPITALIZATION.........................   S-7
USE OF PROCEEDS........................   S-7
DESCRIPTION OF SUBORDINATED NOTES......   S-8
BOOK-ENTRY ISSUANCE....................  S-10
CERTAIN UNITED STATES FEDERAL INCOME
  TAX CONSEQUENCES.....................  S-12
UNDERWRITING...........................  S-16
NOTICE TO CANADIAN RESIDENTS...........  S-17
LEGAL MATTERS..........................  S-18
EXPERTS................................  S-18

                                         Page
                                         ----
PROSPECTUS SUPPLEMENT
SUMMARY................................     2
CONSOLIDATED RATIOS OF EARNINGS TO
  FIXED CHARGES........................     4
WHERE YOU CAN FIND MORE INFORMATION
  ABOUT ASSOCIATED BANC-CORP...........     5
ASSOCIATED BANC-CORP...................     6
USE OF PROCEEDS........................     7
DESCRIPTION OF DEBT SECURITIES.........     8
DESCRIPTION OF PREFERRED STOCK.........    20
DESCRIPTION OF COMMON STOCK............    26
DESCRIPTION OF SECURITIES WARRANTS.....    26
DESCRIPTION OF UNITS...................    27
PLAN OF DISTRIBUTION...................    28
EXPERTS................................    29
LEGAL OPINIONS.........................    29

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

     This prospectus supplement and the accompanying prospectus is an offer to sell only those subordinated notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

     Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to "Associated" or to "we," "us," "our," or similar references mean Associated Banc-Corp and does not include any of our subsidiaries.

                           FORWARD-LOOKING STATEMENTS

     Forward-looking statements have been made in this prospectus supplement and the accompanying prospectus, and in documents that are incorporated by reference, that are subject to risks and uncertainties. These forward-looking statements describe future plans or strategies and include our expectations of future results of operations. The words "believes," "expects," "anticipates" or similar expressions identify forward-looking statements.

     You should note that many factors, some of which are discussed elsewhere in this prospectus supplement and the accompanying prospectus and in the documents that are incorporated by reference, could affect our future financial results and could cause those results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. These factors include the following:

     - operating, legal and regulatory risks;

     - economic, political and competitive forces affecting our banking, securities, asset management and credit services businesses; and

     - the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

     These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  OUR BUSINESS

     We are a registered bank holding company incorporated in Wisconsin which commenced operations in 1969 with the acquisition of three banks. At December 31, 2000, we owned nine commercial banks located in Illinois, Minnesota and Wisconsin; we were the third largest commercial bank holding company headquartered in Wisconsin, measured by total assets; and we also owned 31 non-banking subsidiaries located in Arizona, California, Illinois, Nevada and Wisconsin.

     In the second quarter of 2001, we merged all of the Wisconsin bank affiliates into a single national banking charter, headquartered in Green Bay, Wisconsin, under the name Associated Bank, National Association. Certain subsidiaries also merged with and into the resultant bank, becoming departments of the Wisconsin national bank. Upon the completion of the foregoing mergers, we have four commercial bank affiliates and 20 subsidiaries.

     Through our affiliates, we provide a complete range of banking services to individuals and businesses. These services include checking, savings and money market deposit accounts; business, personal, educational, residential and commercial mortgage loans; and other consumer-oriented financial services, including IRA and Keogh accounts, safe deposit and night depository facilities. Automated Teller Machines are installed in many locations in the affiliates' service areas. The affiliates are members of an interstate shared ATM network. Among the services designed specifically to meet the needs of businesses are various types of specialized financing, cash management services and transfer/collection facilities.

     We provide advice and specialized services to our affiliates in banking policy and operations, including auditing, data processing, marketing/advertising, investing, legal/compliance, personnel services, trust services, risk management, facilities management, security, purchasing, treasury, finance, accounting and other financial services functionally related to banking. The boards of directors and officers of each of our affiliates retain responsibility for the management of those affiliates. We render our services to the affiliates in order to assist their local management and to expand the scope of services offered by them. At December 31, 2000, our bank affiliates provided services through 214 locations in 149 communities.

     Our principal executive offices are located at 1200 Hansen Road, Green Bay, Wisconsin 54304, and our telephone number at that address is (920) 491-7000.

     Additional information about us and our subsidiaries is included in documents incorporated by reference in the accompanying prospectus. See "Where You Can Find More Information about Associated Banc-Corp" in the accompanying prospectus.

                       SELECTED HISTORICAL FINANCIAL DATA

     We are providing selected consolidated historical financial information. The financial information as of or for the interim periods ended June 30, 2001 and 2000 has not been audited and in the respective opinions of management reflects all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data. You should read the following financial information in conjunction with our consolidated financial statements and related notes that we have incorporated by reference in the accompanying prospectus.

                                 SIX MONTHS ENDED JUNE 30,                         YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------------------------------------------
                                    2001          2000          2000          1999          1998          1997          1996
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                        (UNAUDITED)                         (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
INCOME STATEMENT DATA:
Interest income................  $   459,327   $   451,071   $   931,157   $   814,520   $   785,765   $   787,919   $   731,763
Interest expense...............      258,372       256,360       547,590       418,775       411,028       411,637       375,922
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net interest income............      200,955       194,711       383,567       395,745       374,737       376,282       355,841
Provision for loan losses......       11,947        10,881        20,206        19,243        14,740        31,668        13,695
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net interest income after
  provision for loan losses....      189,008       183,830       363,361       376,502       359,997       344,614       342,146
Non interest income excluding
  securities and asset gains
  (losses).....................       94,191        82,317       167,425       157,903       153,931       126,778       113,423
Asset sale gains, net..........          915        21,307        24,420         4,977         7,166           852        12,520
Securities gains (losses)......          242        (7,192)       (7,649)        3,026         6,831       (32,776)      (10,678)
Non interest expense...........      160,728       159,642       317,736       305,092       294,962       323,200       292,222
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
Income before income taxes &
  extraordinary item...........      123,628       120,620       229,821       237,316       232,963       116,268       165,189
Income tax expense.............       35,523        33,842        61,838        72,373        75,943        63,909        57,487
Extraordinary item.............           --            --            --            --            --            --          (686)
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net Income.....................  $    88,105   $    86,778   $   167,983   $   164,943   $   157,020   $    52,359   $   107,016
                                 ===========   ===========   ===========   ===========   ===========   ===========   ===========
STATEMENT OF CONDITION DATA
  (PERIOD END):
Loans..........................  $ 8,983,678   $ 8,696,417   $ 8,913,379   $ 8,343,100   $ 7,272,697   $ 7,072,550   $ 6,654,914
Allowance for loan losses......      126,390       115,395       120,232       113,196        99,677        92,731        71,767
Investment securities..........    3,249,373     3,240,009     3,260,205     3,270,383     2,907,735     2,940,218     2,753,938
Assets.........................   13,212,289    12,998,259    13,128,394    12,519,902    11,250,667    10,690,442    10,120,413
Deposits.......................    8,500,226     9,245,391     9,291,646     8,691,829     8,557,819     8,395,277     7,959,240
Long-term debt.................      522,234       122,792       122,420        24,283        26,004        15,270        33,329
Stockholders' equity...........    1,050,678       930,223       968,696       909,789       878,721       813,692       803,562
PERFORMANCE RATIOS:
Return on average assets(1)....         1.36%         1.38%         1.31%         1.41%         1.48%         1.37%         1.35%
Return on average equity(1)....        17.61%        19.19%        18.26%        18.04%        18.33%        16.93%        16.64%
Net interest margin............         3.45%         3.41%         3.36%         3.74%         3.79%         3.86%         3.95%
Efficiency(2)..................        52.48%        55.61%        55.48%        53.78%        55.10%        63.53%        61.57%
Dividend payout................        45.11%        42.18%        45.01%        44.68%        41.93%        39.38%        37.07%
ASSET QUALITY RATIOS:
Net charge-offs to average
  loans(1).....................         0.13%         0.11%         0.10%         0.18%         0.16%         0.16%         0.21%
Nonperforming loans to
  loans(3).....................         0.59%         0.46%         0.54%         0.44%         0.74%         0.48%         0.52%
Nonperforming assets to loans &
  other real estate(4).........         0.62%         0.51%         0.58%         0.49%         0.82%         0.51%         0.55%
Nonperforming assets to
  assets.......................         0.42%         0.34%         0.39%         0.32%         0.53%         0.34%         0.36%
Allowance for loan losses to
  loans........................         1.41%         1.33%         1.35%         1.36%         1.37%         1.31%         1.08%
Allowance for loan losses to
  nonperforming loans..........          238%          288%          252%          307%          185%          270%          207%
LIQUIDITY AND CAPITAL RATIOS:
Average stockholders' equity to
  average assets...............         7.75%         7.20%         7.18%         7.81%         8.06%         8.08%         8.04%
Average loans to average
  deposits.....................       104.38%        96.26%        95.44%        90.37%        86.06%        85.68%        84.61%
Tier 1 risk-based capital......         9.69%(5)       10.03%        9.37%        9.72%        11.05%        10.61%        13.12%
Total risk-based capital.......        11.02%(5)       11.30%       10.70%       10.99%        12.28%        11.86%        13.53%
Tier 1 leverage................         6.74%(5)        6.86%        6.52%        6.80%         7.56%         7.10%         7.68%

---------------

(1) Interim period ratios are annualized.

(2) Noninterest expense divided by sum of taxable equivalent net interest income plus noninterest income, excluding net investment securities gains (losses) and net asset sales gains.

(3) Nonperforming loans include loans 90 days or more past due but still accruing, nonaccrual loans and restructured loans.

(4) Nonperforming assets include nonperforming loans and other real estate.

(5) Estimates as of July 31, 2001.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     Our consolidated ratios of earnings to fixed charges are as follows for the periods shown:

                                                 SIX MONTHS
                                                    ENDED
                                                  JUNE 30,         YEAR ENDED DECEMBER 31,
                                                 -----------   --------------------------------
                                                 2001   2000   2000   1999   1998   1997   1996
                                                 ----   ----   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits.................  2.39x  2.44x  2.36x  3.23x  4.47x  2.54x  3.92x
Including interest on deposits.................  1.48   1.47   1.42   1.56   1.56   1.28   1.44

     For purposes of computing the above ratios, earnings represent net income from continuing operations plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one third (the proportion deemed representative of the interest factor) of rents, net of income from subleases and capitalized interest. Fixed charges, including interest on deposits, include all interest expense, one third (the proportion deemed representative of the interest factor) of rents, net of income from subleases and capitalized interest. We did not have any shares of preferred stock outstanding during the periods shown above.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of Associated at June 30, 2001, and as adjusted to give effect to the issuance and sale of the subordinated notes. The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information about Associated Banc-Corp" in the accompanying prospectus.

                                                                  AT JUNE 30, 2001
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                               (DOLLARS IN THOUSANDS)
                                                                    (UNAUDITED)
Debt:
  Short-term debt:
     Federal funds purchased and securities sold
       under agreements to repurchase.......................  $1,511,896   $1,311,896
     FHLB advances..........................................     850,000      850,000
     Treasury tax and loan notes............................     567,231      567,231
     Commercial paper.......................................      29,708       29,708
  Long-term debt:
     Subordinated notes.....................................          --      200,000
     Bank notes floating rate...............................     200,000      200,000
     FHLB advances..........................................     316,579      316,579
     Other..................................................       5,655        5,655
                                                              ----------   ----------
          Total debt........................................  $3,481,069   $3,481,069
Stockholders' equity:
  Common stock..............................................  $      664   $      664
  Surplus...................................................     297,289      297,289
  Retained earnings.........................................     710,052      710,052
  Accumulated other comprehensive income....................      51,857       51,857
  Treasury stock, at cost...................................      (9,184)      (9,184)
                                                              ----------   ----------
          Total stockholders' equity........................  $1,050,678   $1,050,678
Total capitalization........................................  $4,531,747   $4,531,747
                                                              ==========   ==========

                                USE OF PROCEEDS

     We will use the net proceeds from the sale of the subordinated notes for general corporate purposes.

                       DESCRIPTION OF SUBORDINATED NOTES

     The following description is not intended to be a complete description of the subordinated notes. You should read the following description, the accompanying prospectus and the indenture relating to this series of subordinated notes to help you understand the terms of the subordinated notes offered hereby.

GENERAL

     The subordinated notes offered pursuant to this prospectus supplement are a series of subordinated debt securities issued under an indenture to be dated
          , 2001 between us and The Bank of New York, as trustee. The subordinated notes will initially be limited to an aggregate principal amount of
$     . The subordinated notes will be issued only in fully registered form without coupons, in denominations of $1,000 and whole multiples of $1,000. We do not intend to apply for listing of the subordinated notes on any securities exchange.

     The subordinated notes will be direct, unsecured general obligations of Associated. The subordinated notes will be subordinate and junior in right of payment to all senior indebtedness and, in certain circumstances relating to our dissolution, winding-up, liquidation or reorganization, to all other financial obligations.

     The subordinated notes are not deposits or other obligations of a bank and are not insured or guaranteed by the FDIC or any other governmental agency.

     We may, without notice to or consent of the holders or beneficial owners of the subordinated notes, issue additional subordinated notes having the same ranking, interest rate, maturity and other terms of the subordinated notes. Any such additional subordinated notes issued will be considered part of the same series of subordinated notes under the indenture as these subordinated notes.

     The subordinated notes mature on           , 2011. The subordinated notes
may not be redeemed, in whole or in part, prior to maturity. The redemption price for the subordinated notes at maturity will be 100% of the principal amount of each subordinated debt security plus accrued interest to the date of the redemption. The subordinated notes are not subject to any sinking fund.

     The subordinated notes will bear interest at   %, beginning on           ,
2001. Interest on the subordinated notes will be payable semiannually on
               and                of each year, beginning on           , 2002.
All payments of interest will be made to the persons in whose names the subordinated notes are registered on the 15th day of the month prior to the month in which the interest payment date occurs, whether or not such day is a business day. Interest on the subordinated notes at maturity will be payable to the persons to whom principal is payable. A "business day" means any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York and The City of Green Bay, Wisconsin are authorized or obligated by law or executive order to remain closed.

     We will compute the amount of interest payable for any full semiannual period on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any partial semiannual period will be computed on the actual days elapsed during that period.

     If any interest payment date or the date of maturity of the subordinated notes is not a business day, then we will pay the amount payable on that date on the next succeeding day that is a business day, without making any additional interest or other payments because of the delay.

     Payments of principal, interest and other amounts on the subordinated notes issued in book-entry form will be made as described in "Book-Entry Issuance" in this prospectus supplement and "Description of Debt Securities -- Permanent Global Debt Securities" in the accompanying prospectus. If any subordinated notes are issued in definitive form, payments of principal, interest and other amounts on the subordinated notes will be made as described below under "-- Definitive Subordinated Notes."

     The subordinated notes are not subject to discharge, defeasance or covenant defeasance provisions under the indenture.

     Payment of principal of the subordinated notes can be accelerated only in the event of our bankruptcy, insolvency or reorganization. There will be no right of acceleration of the payment of principal of the subordinated notes upon a default in the payment of principal or interest on the subordinated notes or in the performance of any of our covenants or agreements contained in the subordinated notes or in the indenture. In the event of a default in the payment of interest or principal or in the performance of any covenant or agreement in the subordinated notes or the indenture, the trustee may, subject to specified limitations and conditions, seek to enforce that payment (or delivery) or the performance of that covenant or agreement.

SUBORDINATION

     The subordinated notes are unsecured and will be subordinated in right of payment to all of our existing and future senior indebtedness and, in certain circumstances relating to our dissolution, winding-up, liquidation, or reorganization, to all other financial obligations. As of June 30, 2001, on a
non-consolidated basis we had an aggregate of approximately $     million of
senior indebtedness and an aggregate of approximately $     million of
subordinated debt that would rank equally with the subordinated notes. The indenture does not limit or prohibit us or our subsidiaries from incurring additional senior indebtedness and subordinated debt. For more information on the subordination provisions of the subordinated notes, see "Description of Debt Securities -- Subordinated Debt Securities -- Subordination" in the accompanying prospectus.

     We are a holding company and we conduct substantially all of our operations through our subsidiaries. As a result, our ability to make payments on the subordinated notes will depend primarily upon the receipt of dividends and other distributions from our subsidiaries.

     There are various regulatory restrictions on the ability of our bank subsidiaries to pay dividends or make other payments to us.

     In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary's liquidation or otherwise, and thus your ability as a holder of the subordinated notes to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that we are a creditor of such subsidiary with claims that are recognized. As a result, the subordinated notes will effectively be subordinated to all existing and future liabilities and obligations of our subsidiaries, including deposit liabilities. Therefore, you, as a holder of the subordinated notes should look only to our assets for payments on the subordinated notes.

DEFINITIVE SUBORDINATED NOTES

     The subordinated notes will be issued only as fully-registered securities registered in the name of Cede & Co., who is the agent for The Depository Trust Company ("DTC"), who will be the depositary for all of the subordinated notes. For more information see "Book-Entry Issuance" in this prospectus supplement. If DTC discontinues providing its services as a securities depositary with respect to the subordinated notes and a successor securities depositary is not obtained; or, if we, at our option, decide to discontinue use of the system of book-entry transfers through DTC, then the beneficial owners of the subordinated notes will be properly notified that definitive certificates of the subordinated notes are available. The beneficial owners of the subordinated notes will then be entitled
(1) to receive physical delivery in certificated form of subordinated notes equal in principal amount to their beneficial interest and (2) to have the definitive certificates of the subordinated notes registered in their names. The definitive certificates will be issued in denominations of $1,000 and whole multiples of $1,000 in excess of that amount. Definitive certificates will be registered in the name or names of the person or persons DTC specifies in a written instruction to the registrar of the certificates. DTC may base its instruction upon directions it receives from its participants. Thereafter, the holders of the definitive certificates will be recognized as the "holders" of the subordinated notes under the indenture.

     The indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive certificate, so long as the applicant furnishes us and the trustee with such evidence of ownership and such security and indemnity that we and the trustee require at that time.

     In the event definitive certificates are issued, the holders of the definitive certificates will be able to receive payments of principal, interest and other amounts, if any, on the subordinated notes at the office of our paying agent. Our paying agent is currently the corporate trust office of the trustee, initially located at The Bank of New York, Corporate Trust Division, 101 Barclay Street, Floor 21 West, New York, New York 10286. At our option, however, payment of interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the security register for the subordinated notes or by wire transfer of funds to that person at an account maintained within the United States.

     We will have the right to require a holder of subordinated notes, in connection with any payment on the subordinated notes, to certify information to us or, in the absence of such certification, we will be entitled to rely on any legal presumption to enable us to determine our obligation, if any, to deduct or withhold taxes, assessments or governmental charges from such payment. We may at any time designate additional paying agents, remove any paying agents, or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for any series. All monies we pay to a paying agent for the payment of principal, interest or other amounts on a subordinated note which remains unclaimed at the end of two years after the principal, interest or other amount has become due and payable will be repaid to us. After this time, the holder of the subordinated note will be able to look only to us for payment.

     In the event definitive certificates are issued, the holders of the definitive certificates will be able to transfer their subordinated notes, in whole or in part, by surrendering the definitive certificates of the subordinated notes for registration of transfer at the office of The Bank of New York, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to us and the securities registrar. Upon surrender, we will execute, and the trustee will authenticate and deliver new definitive certificates of the subordinated notes to the designated transferee in the amount being transferred, and new definitive certificates of the subordinated notes for any amount not being transferred will be issued to the transferor. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of an amount sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

                              BOOK-ENTRY ISSUANCE

     DTC will act as securities depositary for all of the subordinated notes. The subordinated notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates will be issued for the subordinated notes, representing in the aggregate the total number of subordinated notes and each global certificate will be deposited with DTC or its agent.

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, through indirect participants. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

     Purchases of the subordinated notes within the DTC system must be made by or through direct participants, which will receive a credit for the subordinated notes on DTC's records. The ownership interest of each actual purchaser of each subordinated note and the beneficial owner is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmation providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased subordinated notes. Transfers of ownership interests in the subordinated notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in subordinated notes, except in the event that use of the book-entry system for a series of subordinated notes is discontinued.

     DTC has no knowledge of the actual beneficial owners of the subordinated notes. DTC's records reflect only the identity of the direct participants to whose accounts such subordinated notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Although voting with respect to the subordinated notes is limited to the holders of record of the subordinated notes, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to subordinated notes. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such subordinated notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Interest payments on the subordinated notes will be made by the trustee to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, or the company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of interest to DTC is the responsibility of the trustee; disbursement of such payments to direct participants is the responsibility of DTC, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

     DTC may discontinue providing its services as securities depository with respect to any of the subordinated notes at any time by giving reasonable notice to the trustee and us. In the event that a successor securities depository is not obtained, definitive subordinated debt security certificates representing such subordinated notes are required to be printed and delivered. We, at our option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In any such event, definitive certificates for such subordinated notes will be printed and delivered.

     We have obtained the information in this section concerning DTC and DTC's book-entry system from sources that we believe to be accurate, but we do not assume any responsibility for the accuracy thereof. We do not assume any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     In this section, we summarize certain of the material United States federal income tax consequences of purchasing, holding and selling the subordinated notes. Except where we state otherwise, this summary deals only with subordinated notes held as capital assets (as defined in the Internal Revenue Code of 1986) by a beneficial owner who purchases the subordinated notes at their original offering price when we originally issue them.

     We do not address all of the tax consequences that may be relevant to each person's decision to purchase subordinated notes. Except as stated below, this summary does not represent a detailed description of the U.S. federal income tax consequences applicable to holders that may be subject to special tax treatment including banks, thrift institutions, real estate investment trusts, personal holding companies, insurance companies, and brokers and dealers in securities or currencies. Further, we do not address:

     - the United States federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that is a holder of the subordinated notes;

     - the United States federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the subordinated notes;

     - persons who hold the subordinated notes in a "straddle" or as part of a "hedging," "conversion" or "constructive sale" transaction or whose "functional currency" is not the United States dollar; or

     - any state, local or foreign tax consequences of the purchase, ownership and sale of subordinated notes.

     If a partnership holds the subordinated notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the subordinated notes, you should consult your tax advisors. You should consult your tax advisor regarding the tax consequences of purchasing, owning and selling the subordinated notes in light of your circumstances.

     This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations (proposed and final) issued under the Code, and administrative judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement and all of which are subject to change (possibly with retroactive effect).

U.S. AND NON U.S. HOLDERS

     A "U.S. Holder" is a subordinated notes holder who or which is:

     - a citizen or resident of the United States;

     - an entity treated as a corporation or partnership for U.S. tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless in the case of a partnership, Treasury regulations provide otherwise);

     - an estate if its income is subject to United States federal income taxation regardless of its source; or

     - a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

     A "Non-U.S. Holder" is a subordinated notes holder other than a U.S. Holder. Material consequences to Non-U.S. Holders of subordinated notes are described under "Consequences to Non-U.S. Holders" below.

CONSEQUENCES TO U.S. HOLDERS

  Payment of Interest

     Interest on a subordinated note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

  Sale, Exchange or Retirement of Subordinated Notes

     When you sell, exchange or retire a subordinated note, you will recognize gain or loss in an amount equal to the difference between your adjusted tax basis in the subordinated note and the amount realized from the sale (generally, your selling price less any amount received in respect of accrued but unpaid interest not previously included in your income). Your adjusted tax basis in the subordinated note generally will equal your cost of the subordinated note. Gain or loss on the sale, exchange or retirement of a subordinated note generally will be capital gain or loss and will be long term capital gain or loss if at the time of the sale, exchange or retirement of a subordinated note, you have held the subordinated note for more than one year.

CONSEQUENCES TO NON-U.S. HOLDERS

     The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of subordinated notes. This summary does not represent a detailed description of the U.S. federal income tax consequences to you in light of your particular circumstances. In addition, it does not deal with Non-U.S. Holders that are subject to special treatment under the U.S. federal income tax laws (including if you are a controlled foreign corporation, passive foreign investment company, foreign personal holding company, a corporation that accumulates earnings to avoid U.S. federal income tax, or in certain circumstances, a United States expatriate).

  U.S. Federal Withholding Tax

     Payments to a Non-U.S. Holder that are not effectively connected to the conduct of a U.S. trade or business will generally not be subject to United States federal withholding tax, provided the Non-U.S. Holder:

     - does not own (directly or indirectly, actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of the Internal Revenue Code and applicable U.S. Treasury Regulations;

     - is not a controlled foreign corporation that is related to us through stock ownership; and

     - is not a bank receiving interest described in section 881(c)(3)(A) of the Code.

     To qualify for this exemption from withholding, the last United States payer in the chain of payment prior to payment to a Non-U.S. Holder (the "withholding agent") must have received from you in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that:

     - is signed by the Non-U.S. Holder under penalties of perjury;

     - certifies that the holder of the subordinated notes is a Non-U.S. Holder; and

     - provides the name and address of the Non-U.S. Holder.

     The statement may be made on an Internal Revenue Service Form W-8BEN or a substantially similar form, and the Non-U.S. Holder must inform the withholding agent of any change in the information on the statement within 30 days of any change. If the subordinated notes are held through a securities clearing organization or certain other financial institutions that are not qualified intermediaries, the organization or institution may provide a signed statement to the withholding agent along with a copy of Internal Revenue Service Form W-8BEN or the substitute form provided by the Non-U.S. Holder. If the financial institution is a qualified intermediary, it generally will not be required to furnish a copy of the Internal Revenue Service Form W-8BEN. A qualified intermediary is a financial institution that has entered into a withholding agreement with the Internal Revenue Service. If the subordinated notes are held through a foreign partnership, a foreign simple trust or a foreign grantor trust, the foreign partnership or foreign trust must provide a signed statement to the withholding agent along with a copy of the Internal Revenue Service Form W-8BEN.

     If you cannot satisfy the requirements described above, payments of premium and interest made to you will be subject to U.S. federal withholding tax, unless you provide the company with a properly executed (1) IRS Form W-BEN (or other applicable form) claiming an exemption from or a reduction in the rate of withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the subordinated notes is not subject to withholding tax because it is effectively connected with your conduct or a trade or business in the United States (as discussed below under "U.S. Federal Income Tax").

  U.S. Federal Income Tax

     If you are engaged in a trade or business in the United States and interest on the subordinated note is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from withholding tax, provided certain certification and disclosure requirements discussed above in "U.S. Federal Withholding Tax" are complied with), in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on the subordinated notes will be included in earnings and profits.

     Any gain realized on the disposition of a subordinated note generally will not be subject to U.S. federal income tax unless (1) that gain is effectively connected with your conduct of a trade or business in the United States or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

U.S. FEDERAL ESTATE TAX

     Your estate will not be subject to United States federal estate tax on subordinated notes beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock, within the meaning of section 871(h)(3) of the Code and (2) interest on those subordinated notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  United States Holders

     In general, information reporting requirements will apply to payments of principal and interest on the subordinated notes and to the proceeds of sale of the subordinated notes made to you (unless the U.S. Holder is an exempt recipient such as a corporation). Backup withholding tax will apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or under-reports their full dividend and interest income. Generally, income on the subordinated notes will be reported to you on Internal Revenue Service Form 1099, which should be mailed to you by January 31 following each calendar year.

  Non-United States Holders

     In general, no information reporting or backup withholding will be required with respect to payments made by us on the subordinated notes provided the beneficial owner provides the identification described above and the company does not have actual knowledge that the recipient is a U.S. person, as defined under the Code.

     In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of the subordinated notes made within the United States or conducted through certain United States related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that the recipient is a U.S. person, as defined under the Code, or you otherwise establish an exemption.

     Any amounts withheld under the backup withholding rules would be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

     Prospective investors should consult their own tax advisors concerning the tax consequences of their particular situations.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated July   , 2001, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation is acting as the representative, the following respective principal amounts of the subordinated notes:

                                                              Principal
                                                               Amount
                                                              ---------
             Underwriter
Credit Suisse First Boston Corporation......................  $
Lehman Brothers Inc. .......................................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Robert W. Baird & Co. ......................................
Sandler O'Neill & Partners, L.P. ...........................
                                                              --------
              Total.........................................  $
                                                              ========

     The underwriting agreement provides that the underwriters are obligated to purchase all of the subordinated notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of the subordinated notes may be terminated.

     The underwriters propose to offer the subordinated notes initially at the public offering price on the cover page of this prospectus supplement and to
selling group members at that price less a selling concession of   % of the
principal amount per subordinated note. The underwriters and selling group
members may allow a discount of   % of the principal amount per subordinated
note on sales to other broker/dealers. After the initial public offering the representative may change the public offering price and concession and discount to broker/dealers.

     We estimate that our out of pocket expenses for this offering will be
approximately $     .

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act").

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of subordinated notes in excess of the principal amount of the subordinated notes the underwriters are obligated to purchase, which creates a syndicate short position.

     - Syndicate covering transactions involve purchases of subordinated notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the subordinated notes in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the subordinated notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the subordinated notes or preventing or retarding a decline in the market price of the subordinated notes. As a result, the price of the subordinated notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

     Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, and in the future may receive, customary fees and commissions for these transactions.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the subordinated notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of subordinated notes are made. Any resale of the subordinated notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the subordinated notes.

REPRESENTATIONS OF PURCHASERS

     By purchasing the subordinated notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

     - the purchaser is entitled under applicable provincial securities laws to purchase the subordinated notes without the benefit of a prospectus qualified under those securities laws,

     - where required by law, that the purchaser is purchasing as principal and not as agent, and

     - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE OF BRITISH COLUMBIA RESIDENTS

     A purchaser of the subordinated notes to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for the subordinated notes acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of the subordinated notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the subordinated notes in their particular circumstances and about the eligibility of the subordinated notes for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the subordinated notes will be passed upon on behalf of us by Brian R. Bodager, Esq., Chief Administrative Officer, General Counsel and Secretary of Associated. The validity of the subordinated notes will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York. Simpson Thacher & Bartlett may rely, as to matters of Wisconsin law, on the opinion of Mr. Bodager and Mr. Bodager may rely, as to matters of New York law, on the opinion of Simpson Thacher & Bartlett.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 2000 and December 31, 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                  $500,000,000

                          [ASSOCIATED BANC-CORP LOGO]

                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                                    WARRANTS
                                     UNITS

     WE WILL PROVIDE SPECIFIC TERMS OF THE ABOVE SECURITIES IN SUPPLEMENTS TO THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

     THESE SECURITIES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER FEDERAL AGENCY.

     THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     THIS PROSPECTUS IS DATED MAY 10, 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
SUMMARY.....................................................      2
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES............      4
WHERE YOU CAN FIND MORE INFORMATION ABOUT ASSOCIATED
  BANC-CORP.................................................      5
ASSOCIATED BANC-CORP........................................      6
USE OF PROCEEDS.............................................      7
DESCRIPTION OF DEBT SECURITIES..............................      8
DESCRIPTION OF PREFERRED STOCK..............................     20
DESCRIPTION OF COMMON STOCK.................................     26
DESCRIPTION OF SECURITIES WARRANTS..........................     26
DESCRIPTION OF UNITS........................................     27
PLAN OF DISTRIBUTION........................................     28
EXPERTS.....................................................     29
LEGAL OPINIONS..............................................     29

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read:

     - this prospectus, which explains the general terms of the securities we may offer;

     - the attached prospectus supplement, which gives the specific terms of the particular securities we are offering and may change or update information in this prospectus; and

     - the documents we have referred you to in "Where You Can Find More Information About Associated Banc-Corp" in this prospectus for information about our company and our financial statements.

ASSOCIATED BANC-CORP

     We are a registered corporation incorporated in Wisconsin which commenced operations in 1969 with the acquisition of three banks. At December 31, 2000, we owned nine commercial banks located in Illinois, Minnesota, and Wisconsin; we were the third largest commercial bank holding company headquartered in Wisconsin, measured by total assets; and we also owned 31 non-banking subsidiaries located in Arizona, California, Illinois, Nevada and Wisconsin.

THE SECURITIES WE MAY OFFER

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may offer from time to time up to $500,000,000 of any combination of the following securities, either separately or in units:

     - debt securities;

     - preferred stock;

     - depositary shares;

     - common stock; and

     - warrants.

     This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices, and terms of the securities being offered. The prospectus supplement may also add to, update, or change information contained in this prospectus.

DEBT SECURITIES

     We may offer our unsecured general obligations by use of this prospectus, which may be senior or subordinated. The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our "senior indebtedness" (which is described below and which includes the senior debt securities). In addition, under certain circumstances relating to our dissolution, winding-up, liquidation or reorganization, the subordinated debt securities will be entitled to payment only after the payment of claims relating to "other financial obligations." For the definitions of senior indebtedness and other financial obligations, see "Description of Debt Securities -- Subordinated Debt Securities -- Subordination" below.

     The senior debt securities will be issued under an indenture between us and The Bank of New York, as trustee. The subordinated debt securities will be issued under an indenture between us and The Bank of New York, as trustee. We encourage you to read the indentures, which are exhibits to the registration statement, and our recent periodic and current reports filed with the SEC. Information about where to obtain copies of these documents are provided under the caption "Where You Can Find More Information About Associated Banc-Corp" in this prospectus.

     We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of our debt securities will generally have a junior position to claims of creditors of our subsidiaries except to the extent that Associated Banc-Corp may be recognized, and receive payment, as a creditor of those subsidiaries. Claims of our subsidiaries' creditors other than Associated Banc-Corp include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper, and other short-term borrowings.

PREFERRED STOCK AND DEPOSITARY SHARES

     We may issue our preferred stock, par value $1.00 per share, in one or more series. We will determine the dividend, voting, conversion, and other rights of the series being offered, and the terms and conditions relating to the offering and sale of the series, at the time of the offer and sale. We may also issue shares of preferred stock that will be represented by depositary shares and depositary receipts.

COMMON STOCK

     We may issue our common stock, par value $0.01 per share. Subject to the rights of holders of our preferred stock, holders of our common stock are entitled to receive dividends when declared by our board of directors. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

WARRANTS

     We may issue warrants for the purchase of debt securities, preferred stock, or common stock, known as securities warrants. We may issue warrants independently or together with other securities.

UNITS

     We may issue securities as part of a unit consisting of any combination of the securities described in this prospectus.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     Our consolidated ratios of earnings to fixed charges are as follows for the periods shown:

                                                            YEAR ENDED DECEMBER 31,
                                                   -----------------------------------------
                                                   2000     1999     1998     1997     1996
                                                   -----    -----    -----    -----    -----
Earnings to Fixed Charges:
  Excluding Interest on Deposits...............    2.36X    3.23X    4.47X    2.54X    3.92X
  Including Interest on Deposits...............    1.42X    1.56X    1.56X    1.28X    1.44X

     For purposes of computing the above ratios, earnings represent net income from continuing operations plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. Fixed charges, including interest on deposits, include all interest expense, one third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. We did not have any shares of preferred stock outstanding during the periods shown above.

                   WHERE YOU CAN FIND MORE INFORMATION ABOUT
                              ASSOCIATED BANC-CORP

     We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to incorporate by reference into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

     - Annual Report on Form 10-K for the year ended December 31, 2000; and

     - the description of our common stock contained in our registration statement filed under Section 12 of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating that description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                  Associated Banc-Corp
                                  1200 Hansen Road
                                  Green Bay, WI 54304
                                  920-491-7000
                                  Attention: Jon Drayna

     YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER INFORMATION. WE ARE NOT MAKING AN OFFER OF SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, THE PROSPECTUS SUPPLEMENT, OR ANY DOCUMENT INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE APPLICABLE DOCUMENT.

                              ASSOCIATED BANC-CORP

     We are a registered bank holding company incorporated in Wisconsin which commenced operations in 1969 with the acquisition of three banks. At December 31, 2000, we owned nine commercial banks located in Illinois, Minnesota and Wisconsin; we were the third largest commercial bank holding company headquartered in Wisconsin, measured by total assets; and we also owned 31 non-banking subsidiaries located in Arizona, California, Illinois, Nevada, and Wisconsin.

     Effective in the second quarter of 2001, we will merge all of the Wisconsin bank affiliates into a single national banking charter, headquartered in Green Bay, Wisconsin, under the name Associated Bank, National Association. Certain subsidiaries will also merge with and into the resultant bank, becoming departments of the Wisconsin national bank. At the completion of the foregoing mergers, we will have four commercial bank affiliates and 20 subsidiaries.

     Through our affiliates, we provide a complete range of banking services to individuals and businesses. These services include checking, savings, and money market deposit accounts; business, personal, educational, residential and commercial mortgage loans; and other consumer-oriented financial services, including IRA and Keogh accounts, safe deposit and night depository facilities. Automated Teller Machines are installed in many locations in the affiliates' service areas. The affiliates are members of an interstate shared ATM network. Among the services designed specifically to meet the needs of businesses are various types of specialized financing, cash management services and transfer/collection facilities.

     We provide advice and specialized services to our affiliates in banking policy and operations, including auditing, data processing, marketing/advertising, investing, legal/compliance, personnel services, trust services, risk management, facilities management, security, purchasing, treasury, finance, accounting and other financial services functionally related to banking. The boards of directors and officers of each of our affiliates retain responsibility for the management of those affiliates. We render our services to the affiliates in order to assist their local management and to expand the scope of services offered by them. At December 31, 2000, our bank affiliates provided services through 214 locations in 149 communities.

Advisory Services

     Our trust company subsidiary and investment management subsidiary offer a wide variety of fiduciary, investment management, advisory, and corporate agency services to individuals, corporations, charitable trusts, foundations, and institutional investors. They also administer pension, profit sharing and other employee benefit plans, and personal trusts and estates.

Investment Services

     Our investment subsidiaries provide discount and full-service brokerage services, including the sale of fixed and variable annuities, mutual funds, and securities to the affiliates' customers and the general public. Seven investment subsidiaries located in Nevada hold, manage, and trade cash, stocks, and securities transferred from the affiliates and reinvest investment income. Three additional investment subsidiaries formed in Nevada and headquartered and domiciled in the Cayman Islands provide investment services for their parent bank, as well as providing management of their respective Real Estate Investment Trust subsidiaries.

Insurance, Leasing and Appraisal Services

     Our insurance subsidiaries provide commercial and individual insurance services and engage in reinsurance. Various life, property, casualty, credit and mortgage insurance products are available to the affiliates' customers and the general public. A leasing subsidiary provides lease financing for a variety of capital equipment for commerce and industry. An appraisal subsidiary provides real estate appraisals for customers, government agencies, and the general public.

Mortgage Banking and other Lending Services

     Our mortgage banking subsidiaries are involved in the origination, servicing and warehousing of mortgage loans, and the sale of such loans to investors. Our primary focus is on commercial and one- to four-family residential and multi-family properties, which are generally saleable into the secondary mortgage market. The principal mortgage lending areas of these subsidiaries are Wisconsin and Illinois. We sell nearly all of our long-term, fixed-rate real estate mortgage loans in the secondary market and to other financial institutions, with our subsidiaries retaining the servicing of those loans.

     Our affiliates and subsidiaries also originate and/or service consumer loans, business credit card loans and student loans. The credit card base and resulting loans are principally centered in the Midwest, whereas the other lending activities are primarily conducted in Wisconsin and Illinois. We entered into an agreement in April 2000 with Citibank USA ("Citi") for the acquisition of our retail credit card portfolio. That agreement, along with a five-year agency agreement entered into contemporaneously with Citi, provides for agent fees and other income on new and existing credit card business.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, the financing of possible acquisitions, or business expansion. We may invest the net proceeds temporarily or apply them to repay short-term debt until we are ready to use them for their stated purpose.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     We have described below certain general terms that may apply to the debt securities issued pursuant to this prospectus. We will describe the particular terms of any debt securities we offer to you in the prospectus supplement relating to those debt securities.

     The debt securities will be either senior debt securities or subordinated debt securities. We will issue the senior debt securities under a senior indenture dated as of between us and The Bank of New York, as trustee, and we will issue the subordinated debt securities under a subordinated indenture dated as of between us and The Bank of New York, as trustee. The following summary of certain provisions of the indentures for the senior debt securities and the subordinated debt securities is not complete. You should refer to the indentures, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

     Neither of the indentures limits the amount of debt securities that we may issue. We also have the right to "reopen" a previous issue of a series of debt securities by issuing additional debt securities of such series. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all "senior indebtedness" (as defined below under "Subordinated Debt Securities -- Subordination"). In addition, under certain circumstances relating to our dissolution, winding-up, liquidation or reorganization, the subordinated debt securities will be junior to all "other financial obligations" (as defined below under "Subordinated Debt Securities -- Subordination").

     We are a bank holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that Associated Banc-Corp may be recognized, and receive payment, as a creditor of those subsidiaries. Claims of our subsidiaries' creditors other than Associated Banc-Corp include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper, and other short-term borrowings.

     We may issue the debt securities in one or more separate series of senior debt securities and/or subordinated debt securities. We will specify in the prospectus supplement relating to a particular series of debt securities being offered the particular amounts, prices, and terms of those debt securities. These terms may include:

     - the title and type of the debt securities;

     - any limit on the aggregate principal amount or aggregate initial offering price of the debt securities;

     - the purchase price of the debt securities;

     - the dates on which the principal of the debt securities will be payable and the amount payable upon acceleration;

     - the interest rates of the debt securities, including the interest rates, if any, applicable to overdue payments, or the method for determining those rates, and the interest payment dates for the debt securities;

     - the places where payments may be made on the debt securities;

     - any mandatory or optional redemption provisions applicable to the debt securities;

     - any sinking fund or similar provisions applicable to the debt securities;

     - the authorized denominations of the debt securities, if other than $1,000 and integral multiples of $1,000;

     - if denominated in a currency other than U.S. dollars, the currency or currencies, including the euro or other composite currencies, in which payments on the debt securities will be payable (which currencies may be different for principal, premium, and interest payments);

     - any conversion or exchange provisions applicable to the debt securities;

     - any events of default applicable to the debt securities (if not described in this prospectus); and

     - any other specific terms of the debt securities.

     We may issue some of the debt securities as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at a below-market rate and will be sold at a discount below their stated principal amount. The prospectus supplement will contain any special tax, accounting, or other information relating to original issue discount debt securities. If we offer other kinds of debt securities, including debt securities linked to an index or payable in currencies other than U.S. dollars, the prospectus supplement relating to those debt securities will also contain any special tax, accounting, or other information relating to those debt securities. Persons considering the purchase, ownership, or disposition of original issue discount debt securities or other kinds of debt securities, including debt securities linked to an index or payable in currencies other than U.S. dollars, should consult their own tax advisors concerning the United States federal income tax consequences to them from the purchase, ownership, or disposition of those securities in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

     Unless otherwise specified in the prospectus supplement, we will issue the debt securities only in fully registered form without coupons. You will not be required to pay a service charge for any transfer or exchange of debt securities, but we may require payment of any taxes or other governmental charges.

     Unless otherwise specified in the prospectus supplement, we will pay principal, premium, if any, and interest, if any, on the debt securities at the corporate trust office of the trustee in New York City. You may also make transfers or exchanges of debt securities at that location. We also have the right to pay interest on any debt securities by check mailed to the registered holders of the debt securities at their registered addresses. In connection with any payment on debt securities, we may require the holder to certify information to Associated Banc-Corp. In the absence of that certification, we may rely on any legal presumption to enable us to determine our responsibilities, if any, to deduct or withhold taxes, assessments, or governmental charges from the payment.

     Neither of the indentures limits our ability to enter into a highly leveraged transaction or provides you with any special protection in the event of such a transaction. In addition, neither of the indentures provides special protection in the event of a sudden and dramatic decline in our credit quality resulting from a takeover, recapitalization, or similar restructuring of Associated Banc-Corp.

     The debt securities may be offered together with warrants to purchase additional debt securities, warrants to purchase shares of common stock or warrants to purchase shares of preferred stock. We may also issue debt securities exchangeable for or convertible into other series of our debt securities. The prospectus supplement will describe the specific terms of any of those warrants or exchangeable or convertible securities. It will also describe the specific terms of the debt securities issuable upon the exercise, exchange, or conversion of those securities. See "Description of Securities Warrants" below.

SENIOR DEBT SECURITIES

     The senior debt securities will be direct, unsecured general obligations of Associated Banc-Corp, will constitute senior indebtedness of Associated Banc-Corp, and will have the same rank as our other senior indebtedness. For a definition of "senior indebtedness," see "Subordinated Debt Securities -- Subordination" below.

     Limitation on Disposition of Stock of Principal Subsidiary Banks. The senior indenture contains a covenant by us that, so long as any of the senior debt securities are outstanding, neither we nor any of our wholly-owned subsidiaries will dispose of any shares of voting stock of our principal subsidiary banks, or any securities convertible into, or options, warrants, or rights to purchase, shares of voting stock of our principal subsidiary banks, except to Associated Banc-Corp or another of our wholly-owned subsidiaries. In addition, the covenant provides that neither we nor any of our wholly-owned subsidiaries will permit any of our principal subsidiary banks to issue any shares of its voting stock (other than directors' qualifying shares), or securities convertible into, or options, warrants, or rights to purchase, shares of its voting stock.

     The above covenant is subject to our rights in connection with a consolidation or merger of Associated Banc-Corp with or into another person or a sale of our assets. The covenant also will not apply if:

          (1) (a) the disposition in question is made for fair market value, as determined by the board of directors of Associated Banc-Corp; and (b) after giving effect to the disposition, we and any one or more of our wholly-owned subsidiaries will collectively own at least 80% of the issued and outstanding voting stock of the principal subsidiary bank in question or any successor to that principal subsidiary bank, free and clear of any security interest; or

          (2) the disposition in question is made in compliance with an order or direction of a court or regulatory authority of competent jurisdiction.

     The above covenant also does not restrict any of our principal bank subsidiaries from being consolidated with or merged into another domestic banking corporation, if after the merger or consolidation, (A) Associated Banc-Corp, or its successor, and any one or more of our wholly owned subsidiaries own at least 80% of the voting stock of the resulting bank, and (B) no event of default, and no event which, after notice or lapse of time or both, would become an event of default, under the senior indenture shall have happened and be continuing.

     The senior indenture defines the term "principal subsidiary bank" to mean any of our subsidiaries which is a commercial bank and which has total assets equal to 30 percent or more of the total consolidated assets of Associated Banc-Corp as of the date of our most recent audited consolidated financial statements. At present, none of our subsidiary banks constitute principal subsidiary banks under this definition. As used above, "voting stock" means a class of stock having general voting power under ordinary circumstances irrespective of the happening of a contingency. The above covenant would not prevent any of our principal subsidiary banks from engaging in a sale of assets to the extent otherwise permitted by the senior indenture.

     Events of Default. The senior indenture defines an event of default with respect to any series of senior debt securities as any one of the following events:

          (1) default in the payment of interest on any senior debt security of that series and continuance of that default for 30 days;

          (2) default in the payment of principal of, or premium, if any, on, any senior debt security of that series at maturity;

          (3) default in the deposit of any sinking fund payment applicable to any senior debt security of that series and continuance of that default for 5 days;

          (4) failure by us for 60 days after notice to perform any of the other covenants or warranties in the senior indenture applicable to that series;

          (5) specified events of bankruptcy, insolvency, or reorganization of Associated Banc-Corp; and

          (6) any other event of default specified with respect to senior debt securities of that series.

     If any event of default with respect to senior debt securities of any series occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series may declare the principal amount (or, if the senior debt securities of that series are original issue discount senior debt securities, a specified portion of the principal amount) of all senior debt securities of that series to be due and payable immediately. No such declaration is required upon specified events of bankruptcy, insolvency or reorganization. Subject to certain conditions, the holders of a majority in principal amount of the outstanding senior debt securities of that series may annul the declaration.

     We will describe in the prospectus supplement any particular provisions relating to the acceleration of the maturity of a portion of the principal amount of original issue discount senior debt securities upon an event of default.

     Subject to the duty to act with the required standard of care during a default, the trustee is not obligated to exercise any of its rights or powers under the senior indenture at the request or direction of any of the holders of senior debt securities, unless the holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee. The senior indenture provides that the holders of a majority in principal amount of outstanding senior debt securities of any series may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or other power conferred on the trustee. However, the trustee may decline to act if the direction is contrary to law or the senior indenture.

     The senior indenture includes a covenant requiring us to file annually with the trustee a certificate of no default or specifying any default that exists.

     Defeasance and Covenant Defeasance. The senior indenture contains a provision that, if made applicable to any series of senior debt securities, permits us to elect:

     - defeasance, which would discharge us from all of our obligations (subject to limited exceptions) with respect to any senior debt securities of that series then outstanding, and/or

     - covenant defeasance, which would release us from our obligations under specified covenants and the consequences of the occurrence of an event of default resulting from a breach of these covenants.

     To make either of the above elections, we must deposit in trust with the trustee money and/or U.S. government obligations (as defined below) or, with respect to senior debt securities denominated in a foreign currency, foreign government obligations (as defined below) which, through the payment of principal and interest in accordance with their terms, will provide sufficient money, without reinvestment, to repay in full those senior debt securities.

     As used in the senior indenture, "U.S. government obligations" are:

          (1) direct obligations of the United States or of an agency or instrumentality of the United States, in either case that is guaranteed as a full faith and credit obligation of the United States and that is not redeemable by the issuer; and

          (2) certain depositary receipts with respect to an obligation referred to in clause (1).

     As used in the senior indenture, "foreign government obligations" are direct obligations of a foreign government or governments or of an agency or instrumentality of such foreign government or governments, in either case that is guaranteed as a full faith and credit obligation of such foreign government or governments and that is not redeemable by the issuer.

     As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the senior debt securities will not recognize income, gain, or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred. That opinion, in the case of defeasance, but not covenant defeasance, must refer to and be based upon a ruling received by us from the Internal Revenue Service or published as a revenue ruling or upon a change in applicable federal income tax law.

     If we exercise our covenant defeasance option with respect to a particular series of senior debt securities, then even if there were a default under the related covenant, payment of those senior debt securities could not be accelerated. We may exercise our defeasance option with respect to a particular series of senior debt securities even if we previously had exercised our covenant defeasance option. If we exercise our defeasance option, payment of those senior debt securities may not be accelerated because of any event of default. If we exercise our covenant defeasance option and an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on those senior debt securities. This is because the required deposit of money and/or U.S. government obligations in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

     Modification and Waiver. The senior indenture provides that we, together with the trustee, may enter into supplemental indentures without the consent of the holders of senior debt securities to:

     - evidence the assumption by another person of our obligations;

     - add covenants for the benefit of the holders of all or any series of senior debt securities;

     - add any additional events of default;

     - add to or change the senior indenture to permit or facilitate the issuance of debt securities in bearer form;

     - add to, change or eliminate a provision of the senior indenture if such addition, change or elimination does not apply to a senior debt security created prior to the execution of such supplemental indenture or modify the rights of a holder of any senior debt security with such provision;

     - secure any senior debt security;

     - establish the form or terms of senior debt securities of any series;

     - evidence the acceptance of appointment by a successor trustee; or

     - cure any ambiguity or correct any inconsistency in the senior indenture or make other changes, provided that any such action does not adversely affect the interests of the holders of senior debt securities of any affected series in any material respect;

     Other amendments and modifications of the senior indenture may be made with the consent of the holders of not less than a majority of the aggregate principal amount of each series of the outstanding senior debt securities affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding senior debt security affected:

     - change the stated maturity of the principal of or any installment of principal or interest, if any, on any such senior debt security;

     - reduce the principal amount of (or premium, if any) or the interest rate, if any, on any such senior debt security or the principal amount due upon acceleration of an original issue discount security;

     - change the place or currency of payment of principal of (or premium if any) or the interest, if any, on such senior debt security;

     - impair the right to institute suit for the enforcement of any such payment on or with respect to any such senior debt security;

     - reduce the percentage of holders of senior debt securities necessary to modify or amend the senior indenture; or

     - modify the foregoing requirements or reduce the percentage of outstanding securities necessary to waive compliance with certain provisions of the senior indenture or for waiver of certain defaults.

     The holders of at least a majority of the aggregate principal amount of the outstanding securities of any series may, on behalf of all holders of that series, waive our required compliance with certain restrictive provisions of the senior indenture and may waive any past default under the senior indenture, except a default in the payment of principal, premium or interest or in the performance of certain covenants.

     Consolidation, Merger, and Sale of Assets. We may, without the consent of the holders of any senior debt securities, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person or permit another corporation to merge into Associated Banc-Corp, provided that:

          (1) the successor is a person organized under U.S. law;

          (2) the successor, if not us, assumes our obligations on the senior debt securities and under the senior indenture;

          (3) after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

          (4) other specified conditions are met.

SUBORDINATED DEBT SECURITIES

     The subordinated debt securities will be direct, unsecured general obligations of Associated Banc-Corp. The subordinated debt securities will be subordinate and junior in right of payment to all senior indebtedness and, in certain circumstances described below relating to our dissolution, winding-up, liquidation, or reorganization, to all other financial obligations. The subordinated indenture does not limit the amount of debt, including senior indebtedness, or other financial obligations we may incur.

     Unless otherwise specified in the applicable prospectus supplement, the maturity of the subordinated debt securities will be subject to acceleration only upon our bankruptcy or reorganization. See "Subordinated Debt Securities -- Defaults and Waivers" below.

     The holders of subordinated debt securities of a series that are specified to be convertible into our common stock or other securities will be entitled as specified in the applicable prospectus supplement to convert those convertible subordinated debt securities into common stock or such other securities, at the conversion price, at the times, and on the terms set forth in the prospectus supplement.

     If so specified in the applicable prospectus supplement, the holders of subordinated debt securities of any series may be obligated at maturity, or at any earlier time specified in the prospectus supplement, to exchange that series of subordinated debt securities for capital securities. "Capital securities" may consist of our common stock, perpetual preferred stock, or other capital securities of Associated Banc-Corp acceptable to the Board of Governors of the Federal Reserve System, which is our primary federal banking regulator. The terms of any such exchange and of the capital securities that will be issued upon the exchange will be described in the applicable prospectus supplement. Whenever subordinated debt securities are exchangeable for capital securities, we will be obligated to deliver capital securities with a market value equal to the principal amount of those subordinated debt securities. In addition, we will unconditionally undertake, at our expense, to sell the capital securities in a secondary offering on behalf of any holders who elect to receive cash for the capital securities.

     Subordination. The subordinated debt securities will be subordinate and junior in right of payment to all senior indebtedness and, under certain circumstances described below, to all other financial obligations.

     As used in this prospectus, "senior indebtedness" means the principal of, premium, if any, and interest on all indebtedness for money borrowed by us, whether outstanding on the date the subordinated indenture became effective or created, assumed, or incurred after that date (including all indebtedness for money borrowed by another person that we guarantee). However, senior indebtedness does not include indebtedness that is stated in its terms not to be superior to or to have the same rank as the subordinated debt securities.

     The subordinated indenture defines "other financial obligations" to mean all indebtedness of Associated Banc-Corp for claims in respect of derivative products, such as interest and foreign exchange rate contracts, commodity contracts, and similar arrangements, except obligations that constitute senior indebtedness and except obligations that are expressly stated in their terms to have the same rank as or not to rank senior to the subordinated debt securities.

     If the maturity of any subordinated debt securities is accelerated, the holders of all senior indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the holders of subordinated debt securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the subordinated securities.

     No payments on account of principal (or premium, if any) or interest, if any, in respect of the subordinated debt securities may be made if there shall have occurred and be continuing:

     - a default in the payment of principal of (or premium, if any) or interest on senior indebtedness, or

     - an event of default with respect to any senior indebtedness resulting in the acceleration of the maturity thereof;

or if any judicial proceeding shall be pending with respect to any such default.

     In addition, upon our dissolution, winding-up, liquidation, or reorganization:

     - we must pay to the holders of senior indebtedness the full amounts of principal of, premium, if any, and interest, if any, on the senior indebtedness before any payment or distribution is made on the subordinated debt securities, and

     - if, after we have made those payments on the senior indebtedness, there are amounts available for payment on the subordinated debt securities and creditors who hold other financial obligations have not received their full payments, then we will first use amounts available for payment on the subordinated debt securities to pay in full all other financial obligations before we may make any payment on the subordinated debt securities.

     No Limitation on Disposition of Voting Stock of Principal Subsidiary Bank. The subordinated indenture does not contain a covenant prohibiting us from selling or otherwise disposing of any shares of voting stock of our subsidiary banks, or securities convertible into, or options, warrants, or rights to purchase shares of, voting stock of our subsidiary banks. The subordinated indenture also does not prohibit our subsidiary banks from issuing any shares of their voting stock or securities convertible into, or options, warrants, or rights to purchase shares of their voting stock.

     Events of Default. The subordinated indenture defines an event of default with respect to any series of subordinated debt securities as any one of the following events:

     (1) default in the payment of interest on any subordinated debt security of that series and continuance of that default for 30 days;

     (2) default in the payment of principal of, or premium, if any, on, any subordinated debt security of that series at maturity;

     (3) default in the deposit of any sinking fund payment applicable to any subordinated debt security of that series and continuance of that default for 5 days;

     (4) failure by us for 60 days after notice to perform any of the other covenants or warranties in the subordinated indenture applicable to that series;

     (5) specified events of bankruptcy, insolvency, or reorganization of Associated Banc-Corp; and

     (6) any other event of default specified with respect to subordinated debt securities of that series.

     Upon the occurrence of specified events of bankruptcy, insolvency, or reorganization, the principal amount (or, if the subordinated debt securities of that series are original issue discount subordinated debt securities, a specified portion of the principal amount) of the outstanding subordinated debt securities of a series will become due and payable immediately. Subject to certain conditions, the holders of a majority in principal amount of the outstanding subordinated debt securities of that series may annul the acceleration. The right of the holders of the subordinated debt securities of a series to demand payment in cash upon the occurrence and continuance of an event of default continues to exist so long as the subordinated debt securities of that series have not been exchanged or converted.

     Unless otherwise provided in the terms of a series of subordinated debt securities, there is no right of acceleration of the payment of principal of the subordinated debt securities of that series upon a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture. In the event of a default in the payment of interest or principal (including a default in the delivery of any capital securities in exchange for subordinated debt securities) or in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture, the trustee may, subject to specified limitations and conditions, seek to enforce that payment (or delivery) or the performance of that covenant or agreement.

     Subject to the duty of the trustee to act with the required standard of care during a default, the trustee is not obligated to exercise any of its rights or powers under the subordinated indenture at the request or direction of any of the holders of the subordinated debt securities, unless those holders have offered the trustee security or indemnity reasonably satisfactory to the trustee. Subject to that provision for security or indemnity, the holders of a majority in principal amount of the subordinated debt securities of any series then outstanding have the right to direct the time, method, and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the trustee with respect to the subordinated debt securities of that series.

     The subordinated indenture includes a covenant requiring us to file annually with the trustee a certificate of no default or specifying any default that exists.

     Defeasance and Covenant Defeasance. The subordinated indenture contains a provision that, if made applicable to any series of subordinated debt securities, permits us to elect defeasance and/or covenant defeasance under the same terms described above in "Senior Debt Securities -- Defeasance and Covenant Defeasance."

     Modification and Waiver. The subordinated indenture contains provisions providing for the amendment or modification of the subordinated indenture and waiver of compliance with certain provisions or past defaults under the same terms described above in "Senior Debt Securities-Modification and Waiver". Additionally, no modification or amendment to the subordinated indenture may, without the consent of the holder of each outstanding subordinated debt security affected:

     - modify the subordination provisions of the subordinated debt securities of any series in a manner adverse to the holders of the subordinated debt securities; or

     - adversely affect the right to convert any subordinated debt security.

     Consolidation, Merger, and Sale of Assets. We may, without the consent of the holders of any subordinated debt securities, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person or permit another corporation to merge into Associated Banc-Corp under the same terms described above in "Senior Debt
Securities -- Consolidation, Merger, and Sale of Assets."

INFORMATION CONCERNING THE TRUSTEE

     Associated Banc-Corp and some of our subsidiaries maintain deposits and conduct other banking transactions with the trustee under each of the senior indenture and the subordinated indenture in the ordinary course of business.

GOVERNING LAW

     The senior indenture, the subordinated indenture, the senior debt securities, and the subordinated debt securities will be governed by and construed in accordance with the laws of the State of New York.

PERMANENT GLOBAL DEBT SECURITIES

     We may issue series of the debt securities as permanent global debt securities and deposit them with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in permanent global form and for which The Depository Trust Company ("DTC") will act as depositary.

     Each permanent global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, permanent global debt securities are not exchangeable for definitive, certificated debt securities.

     Only institutions that have accounts with DTC or its nominee ("DTC participants") or persons that may hold interests through DTC participants may own beneficial interests in a permanent global debt security. DTC will maintain records reflecting ownership of beneficial interests by DTC participants in the permanent global debt securities and transfers of those ownership interests. DTC participants will maintain records evidencing ownership of beneficial interests in the permanent global debt securities by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC has no knowledge of the actual beneficial owners of the debt securities. You will not receive written confirmation from DTC of your purchase, but we do expect that you will receive written confirmations providing details of the transaction, as well as periodic statements of your holdings from the DTC participant through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in definitive form. Those laws may impair your ability to transfer beneficial interests in a permanent global debt security.

     DTC has advised us that upon the issuance of a permanent global debt security and the deposit of that permanent global debt security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts represented by that permanent global debt security to the accounts of DTC participants.

     We will make payment of principal of, and interest on, debt securities represented by a permanent global debt security to DTC or its nominee, as the case may be, as the registered owner and holder of the permanent global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a permanent global debt security, DTC will immediately credit accounts of DTC participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that permanent global debt security, as shown in the records of DTC. Standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in a permanent global debt security held through those DTC participants, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Those payments will be the sole responsibility of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.

     Neither Associated Banc-Corp, the trustee, nor any of our other agents will have any responsibility or liability for any aspect of the records of DTC, any nominee, or any DTC participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising, or reviewing any of the records of DTC, any nominee, or any DTC participant relating to those beneficial interests.

     A permanent global debt security is exchangeable for definitive debt securities registered in the name of a person other than DTC or its nominee only if:

          (1) DTC notifies us that it is unwilling or unable to continue as depositary for that permanent global debt security or DTC ceases to be registered under the Securities Exchange Act of 1934;

          (2) we determine in our discretion that the permanent global debt security will be exchangeable for definitive debt securities in registered form; or

          (3) there has occurred and is continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities of any series and holders of not less than a majority in principal amount of the debt securities of such series request definitive debt securities.

     Any permanent global debt security that is exchangeable as described in the preceding sentence will be exchangeable in whole for definitive, certificated debt securities in registered form, of like tenor, and of an equal aggregate principal amount as the permanent global debt security, in denominations of $1,000 and integral multiples of $1,000 (or in denominations and integral multiples as otherwise specified in the applicable prospectus supplement). The registrar will register the definitive debt securities in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the permanent global debt security. We will make payment of any principal and interest on the definitive debt securities and will register transfers and exchanges of those definitive debt securities at the corporate trust office of the respective transfer agent and registrar in the Borough of Manhattan, The City of New York. However, we may elect to pay interest by check mailed to the address of the person entitled to that interest payment as of the record date, as shown on the register for the debt securities.

     Except as provided above, as an owner of a beneficial interest in a permanent global debt security, you will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered a holder of debt securities for any purpose under either of the indentures. No permanent global debt security will be exchangeable except for another permanent global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder under the permanent global debt security or the senior indenture or subordinated indenture, as the case may be.

     We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a permanent global debt security desires to take any action that a holder is entitled to take under the debt securities or the indentures, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through those DTC participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Securities Exchange Act of 1934. DTC was created to hold securities of DTC participants and to facilitate the clearance and settlement of securities transactions among DTC participants in those securities through electronic book-entry changes in accounts of the DTC participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of DTC participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

     If specified in a prospectus supplement to this prospectus with respect to a particular series, investors may elect to hold interests in a particular series of debt securities outside the United States through Clearstream Banking, societe anonyme ("Clearstream") or the Euroclear System ("Euroclear"), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries. Those depositaries in turn hold those interests in customers' securities accounts in the depositaries' names on the books of DTC.

     Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations and may include the underwriters for a particular offering of debt securities. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

     Distributions with respect to permanent global debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

     Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). The Euroclear Operator conducts all Euroclear operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative.

     The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters for a particular offering of debt securities. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator holds all securities in Euroclear on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

     Distributions with respect to permanent global debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Unless otherwise specified in a prospectus supplement with respect to a particular series of permanent global debt securities, initial settlement for permanent global debt securities will be made in immediately available funds. DTC participants will conduct secondary market trading with other DTC participants in the ordinary way in accordance with DTC rules and accordingly secondary market trades will settle in immediately available funds using DTC's same day funds settlement system.

     If the prospectus supplement specifies that interests in the permanent global debt securities may be held through Clearstream or Euroclear, Clearstream and/or Euroclear participants will conduct secondary market trading with other Clearstream and/or Euroclear participants in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear. Then secondary market trades will settle using the procedures applicable to conventional eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear participants on the other, will be effected in DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by the U.S. depositary for that system; however, those cross-market transactions will require delivery by the counterparty in the relevant European international clearing system of instructions to that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary for that system to take action to effect final settlement on its behalf by delivering or receiving interests in permanent global debt securities in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to DTC.

     Because of time-zone differences, credits of interests in permanent global debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Those credits or any transactions in permanent global debt securities settled during that processing will be reported to the relevant Euroclear or Clearstream participants on that business day. Cash received in Clearstream or Euroclear as a result of sales of interests in permanent global debt securities by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Clearstream, and Euroclear have agreed to the procedures described above in order to facilitate transfers of interests in permanent global debt securities among DTC participants, Clearstream, and Euroclear, they are under no obligation to perform those procedures, and those procedures may be discontinued at any time.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

     Under our articles of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 750,000 shares of preferred stock, $1.00 par value per share, in one or more series, and to determine the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions of each series. We may amend our articles of incorporation to increase the number of authorized shares of preferred stock in a manner permitted by our articles of incorporation and the Wisconsin Business Corporation Law.

     Under regulations adopted by the Federal Reserve Board, if the holders of any series of our preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a "class of voting securities." In such a case, a holder of 25% or more of the series, or a holder of 5% or more if that holder would also be considered to exercise a "controlling influence" over Associated Banc-Corp, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956. In addition, (1) any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and (2) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.

     We will describe the particular terms of any series of preferred stock being offered in the prospectus supplement relating to that series of preferred stock. Those terms may include:

     - the number of shares being offered;

     - the title and liquidation preference per share;

     - the purchase price;

     - the dividend rate or method for determining that rate;

     - the dates on which dividends will be paid;

     - whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to accumulate;

     - any applicable redemption or sinking fund provisions;

     - any applicable conversion provisions;

     - whether we have elected to offer depositary shares with respect to that series of preferred stock; and

     - any additional dividend, liquidation, redemption, sinking fund, and other rights and restrictions applicable to that series of preferred stock.

     If the terms of any series of preferred stock being offered differ from the terms set forth below, we will also disclose those terms in the prospectus supplement relating to that series of preferred stock. The following summary is not complete. You should also refer to our articles of incorporation and to our articles of amendment relating to the series of the preferred stock being offered for the complete terms of that series of preferred stock. Our articles of incorporation is filed as an exhibit to the registration statement. We will file the certificate of designations with the SEC promptly after the offering of the applicable series of preferred stock.

     The preferred stock will, when issued, be fully paid and nonassessable, except for certain statutory liabilities which may be imposed by Section 180.0622(2)(6) of the Wisconsin Business Corporation Law for unpaid obligations to employees for services rendered to us. Unless otherwise specified in the applicable prospectus supplement, in the event we liquidate, dissolve, or wind-up our business, each series of preferred stock being offered will have the same rank as to dividends and distributions as each other series of preferred stock we may offer in the future by use of this prospectus and will rank senior as to dividends and distributions to all classes of common stock. The preferred stock will have no preemptive rights.

DIVIDEND RIGHTS

     If you purchase preferred stock being offered by use of this prospectus and an applicable prospectus supplement, you will be entitled to receive, when, as, and if declared by our board of directors, cash dividends at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. We will pay each dividend to the holders of record as they appear on our stock books (or, if applicable, the records of the depositary referred to below under "Depositary Shares") on record dates determined by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as specified in the prospectus supplement. If our board of directors fails to declare a dividend on any series of preferred stock for which dividends are noncumulative, then your right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not we declare dividends for any future dividend period.

     We may not declare or pay any dividend on any series of preferred stock, unless, for the dividend period commencing after the immediately preceding dividend payment date, we have previously declared and paid or we contemporaneously declare and pay full dividends, including cumulative dividends still owing, if any, on any other series of preferred stock that ranks equally with or senior to that series of preferred stock. If we do not pay the dividends on those equally and senior ranking series in full, we may only declare dividends pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other equally or senior ranking series of preferred stock will bear to each other the same ratio that accrued dividends per share on that series of preferred stock and those other series bear to each other. In addition, generally, unless we have paid full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of preferred stock, we may not declare or pay dividends on our common stock and generally we may not redeem or purchase any common stock. We will not pay interest or any sum of money in lieu of interest on any dividend payment or payments that may be in arrears on any series of preferred stock being offered.

     For each dividend period of preferred stock being offered by use of this prospectus and an applicable prospectus supplement, we will compute the amount of dividends payable by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

RIGHTS UPON LIQUIDATION

     In the event we liquidate, dissolve, or wind-up our affairs, either voluntarily or involuntarily, you will be entitled to receive liquidating distributions in the amount set forth in the prospectus supplement, plus accrued and unpaid dividends, if any, before we make any distribution of assets to the holders of our common stock. If we fail to pay in full all amounts payable with respect to preferred stock being offered by us and any stock having the same rank as that series of preferred stock, the holders of the preferred stock and of that other stock will share in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock and any stock having the same rank as the preferred stock are paid in full, they will have no right or claim to any of our remaining assets. For any series of preferred stock being offered by this prospectus and an applicable prospectus supplement, neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation, or winding-up of our business or affairs.

REDEMPTION

     The applicable prospectus supplement will indicate whether the series of preferred stock being offered is subject to redemption, in whole or in part, whether at our option or mandatorily and whether or not pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock being offered, including the redemption dates, the redemption prices for that series, and whether those redemption prices will be paid in cash, stock, or a combination of cash and stock, will be set forth in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that, if our capital stock is not sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the prospectus supplement.

     If we are redeeming fewer than all the outstanding shares of any series of preferred stock being offered, whether by mandatory or optional redemption, the board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method the board of directors determines to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption, and all rights of the holders of those shares, except the right to receive the redemption price, will cease.

     In the event that we fail to pay full dividends, including accrued but unpaid dividends, if any, on any series of preferred stock being offered, we may not redeem that series in part and we may not purchase or acquire any shares of that series of preferred stock, except by an offer made on the same terms to all holders of that series of preferred stock.

CONVERSION RIGHTS

     The applicable prospectus supplement will state the terms, if any, on which shares of a series of preferred stock being offered are convertible into shares of our common stock or another series of our preferred stock. As described under '-- Redemption" above, under certain circumstances, preferred stock may be mandatorily convertible into our common stock or another series of our preferred stock.

VOTING RIGHTS

     Except as indicated below or in the prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock being offered will not be entitled to vote. Except as indicated in the applicable prospectus supplement, in the event we offer full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. However, as more fully described below under "-- Depositary Shares," if we use this prospectus to offer depositary shares representing a fraction of a share of a series of preferred stock, each depositary share, in effect, will be entitled to that fraction of a vote, rather than a full vote. Because each full share of any series of preferred stock being offered will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.

DEPOSITARY SHARES

     General. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. We will specify that fraction in the prospectus supplement.

     The shares of any series of preferred stock underlying the depositary shares offered by use of this prospectus and any prospectus supplement will be deposited under a deposit agreement between us and a depositary selected by us. The depositary will be a bank or trust company and will have its principal office in the United States and a combined capital and surplus of at least $50 million. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption, conversion, and liquidation rights.

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

     The depositary shares offered by use of this prospectus and any prospectus supplement will be evidenced by depositary receipts issued under the deposit agreement. We will issue depositary receipts to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following summary of the deposit agreement, the depositary shares, and the depositary receipts is not complete. We will file the forms of the deposit agreement and depositary receipts with the SEC promptly after the offering of the depositary shares.

     Dividends and Other Distributions. For any series of preferred stock that is represented by depositary shares, the depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of related depositary shares in proportion to the number of depositary shares owned by those holders.

     If we make a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

     Redemption of Depositary Shares. For any series of preferred stock that is represented by depositary shares, whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary will select the depositary shares to be redeemed by lot or pro rata or by any other equitable method as determined by the depositary.

     Depositary shares called for redemption will no longer be outstanding after the applicable redemption date, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

     Voting the Preferred Stock. For any series of preferred stock that is represented by depositary shares, upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder's depositary shares. The depositary make a reasonable attempt, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

     Amendment and Termination of the Deposit Agreement. We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time regarding any depositary shares offered by use of this prospectus and any prospectus supplement. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if:

     - all outstanding depositary shares have been redeemed; or

     - there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution, or winding up and the preferred stock has been distributed to the holders of depositary receipts.

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

     Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements regarding any depositary shares offered by use of this prospectus and any prospectus supplement. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer and other taxes and governmental charges and other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

     Resignation and Removal of Depositary. The depositary for the depositary shares offered by use of this prospectus and any prospectus supplement may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time by delivering a notice to the depositary of our intention to do so. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

     Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

     Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performing in good faith our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons we believe to be competent and on documents we believe to be genuine.

PERMANENT GLOBAL PREFERRED SECURITIES

     We may issue certain series of the preferred stock or depositary shares as permanent global securities and deposit them with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to preferred stock or depositary receipts issued in permanent global form and for which DTC acts as the depositary.

     Each permanent global preferred security will be deposited with, or on behalf of, DTC or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, permanent global preferred securities are not exchangeable for definitive, certificated preferred stock or depositary receipts.

     Only DTC participants or persons that may hold interests through DTC participants may own beneficial interests in a permanent global preferred security. DTC will maintain records evidencing ownership of beneficial interests by DTC participants in the permanent global preferred securities and transfers of those interests. DTC participants will maintain records evidencing ownership of beneficial interests in the permanent global preferred securities by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC has no knowledge of the actual beneficial owners of the preferred stock or depositary shares, as the case may be, represented by a permanent global preferred security. If you purchase an interest in a permanent global preferred security, you will not receive written confirmation from DTC of your purchase, but we do expect you to receive written confirmations providing details of the transaction, as well as periodic statements of your holdings, from the DTC participants through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in definitive, certificated form. Those laws may impair your ability to transfer beneficial interests in a permanent global preferred security.
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

     DTC has advised us that upon the issuance of a permanent global preferred security and the deposit of that permanent global preferred security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective number of shares represented by that permanent global preferred security to the accounts of DTC participants.

     We will make payments on preferred stock and depositary shares represented by a permanent global preferred security to DTC or its nominee, as the case may be, as the registered owner and holder of the permanent global preferred security representing the preferred stock or depositary shares. DTC has advised us that upon receipt of any payment on a permanent global preferred security, DTC will immediately credit accounts of DTC participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in that permanent global preferred security, as shown in the records of DTC. Standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in a permanent global preferred security held through those DTC participants, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Those payments will be the sole responsibility of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.

     Neither we nor any of our agents will be responsible for any aspect of the records of DTC, any nominee or any DTC participant relating to, or payments made on account of, beneficial interests in a permanent global preferred security, or for maintaining, supervising, or reviewing any of the records of DTC, any nominee, or any DTC participant relating to those beneficial interests.

     A permanent global preferred security is exchangeable for definitive, certificated preferred stock or depositary receipts, as the case may be, registered in the name of a person other than DTC or its nominee, only if:

          (1) DTC notifies us that it is unwilling or unable to continue as depositary for the permanent global preferred security or DTC ceases to be registered under the Securities Exchange Act of 1934; or

          (2) We determine in our discretion that the permanent global preferred security will be exchangeable for certificated preferred stock or depositary receipts, as the case may be.

     Any permanent global preferred security that is exchangeable in accordance with the preceding sentence will be exchangeable in whole for definitive, certificated preferred stock or depositary receipts, as the case may be, registered by the registrar in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in that permanent global preferred security.

     Except as provided above, as an owner of a beneficial interest in a permanent global preferred security, you will not be entitled to receive physical delivery of certificates representing shares of preferred stock or depositary shares, as the case may be, and will not be considered the holder of preferred stock or depositary shares, as the case may be. No permanent global preferred security will be exchangeable except for another permanent global preferred security to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder of preferred stock or depositary shares, as the case may be.

     We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a permanent global preferred security desires to take any action that a holder of preferred stock or depositary shares, as the case may be, is entitled to take, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through those DTC participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

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

                          DESCRIPTION OF COMMON STOCK

     As of the date of this prospectus, we are authorized to issue up to 100,000,000 shares of common stock. As of December 31, 2000, we had 66,116,209 shares of common stock issued (including 285,948 shares held in treasury) and had reserved approximately 3,253,120 shares of common stock for issuance under various employee or director incentive, compensation, and option plans.

     The following summary is not complete. You should refer to the applicable provisions of our articles of incorporation and to the Wisconsin Business Corporation Law for a complete statement of the terms and rights of our common stock.

     Dividends. Holders of common stock are entitled to receive dividends when, as, and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders of our preferred stock.

     Voting Rights. Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock under their respective certificates of designations and applicable law, all voting rights are vested in the holders of shares of our common stock. Holders of shares of our common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors.

     Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after we have paid in full all of our debts and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

     Miscellaneous. The issued and outstanding shares of common stock are fully paid and nonassessable, except for certain statutory liabilities which may be imposed by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law for unpaid obligations to employees for services rendered to us. Holders of shares of our common stock are not entitled to preemptive rights. Our common stock is not convertible into shares of any other class of our capital stock. First Chicago Trust Company, a division of Equiserv is the transfer agent, registrar and dividend disbursement agent for our common stock.

                       DESCRIPTION OF SECURITIES WARRANTS

     We may issue securities warrants for the purchase of debt securities, preferred stock, or common stock. We may issue securities warrants independently or together with debt securities, preferred stock, common stock, or other securities. Each series of securities warrants will be issued under a separate securities warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation to, or relationship of agency or trust for or with, any registered holders or beneficial owners of securities warrants. This summary of certain provisions of the securities warrants and the securities warrant agreement is not complete. You should refer to the securities warrant agreement relating to the specific securities warrants being offered, including the forms of securities warrant certificates representing those securities warrants, for the complete terms of the securities warrant agreement and the securities warrants. We will file that securities warrant agreement, together with the form of securities warrants, with the SEC promptly after the offering of the specific securities warrants.

     Each securities warrant will entitle the holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the prospectus supplement. After the close of business on the expiration date of the securities warrants, unexercised securities warrants will become void. We will also specify in the prospectus supplement the place or places where, and the manner in which, securities warrants may be exercised.

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

     Prior to the exercise of any securities warrants, holders of the securities warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock, as the case may be, purchasable upon exercise of those securities warrants, including, (1) in the case of securities warrants for the purchase of debt securities, the right to receive payments of principal of, and premium, if any, or interest, if any, on those debt securities or to enforce covenants in the senior indenture or subordinated indenture, as the case may be, or (2) in the case of securities warrants for the purchase of preferred stock or common stock, the right to receive payments of dividends, if any, on that preferred stock or common stock or to exercise any applicable right to vote.

                              DESCRIPTION OF UNITS

     We may issue securities as part of a unit consisting of any combination of the securities described in this prospectus. The terms of a series of units may be described in a unit agreement between us and a bank or trust corporation, as unit agent. The applicable prospectus supplement will describe the specific terms of any units.

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

                              PLAN OF DISTRIBUTION

     We may sell the debt securities, preferred stock, depositary shares, common stock, or securities warrants being offered by use of this prospectus:

     - through underwriters;

     - through dealers;

     - through agents; or

     - directly to purchasers.

     We will set forth the terms of the offering of any securities being offered in the applicable prospectus supplement.

     If we utilize underwriters in an offering of securities using this prospectus, we will execute an underwriting agreement with those underwriters. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to certain conditions precedent and that the underwriters will be obligated to purchase all the offered securities if any are purchased. Underwriters may sell those securities to or through dealers. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time. If we utilize underwriters in an offering of securities using this prospectus, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

     If we utilize a dealer in an offering of securities using this prospectus, we will sell the offered securities to the dealer as principal. The dealer may then resell those securities to the public at a fixed price or at varying prices to be determined by the dealer at the time of resale.

     We may also use this prospectus to offer and sell securities through agents designated by us from time to time. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

     Underwriters, dealers, or agents participating in a distribution of securities by use of this prospectus may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from us or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     Under agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make.

     We may offer to sell securities either at a fixed price or at prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.

     Underwriters, dealers, agents, or their affiliates may be customers of, engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

     We may also use this prospectus to directly solicit offers to purchase securities. Except as set forth in the applicable prospectus supplement, none of our directors, officers, or employees nor those of our bank subsidiaries will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

     We may authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. Institutions with which delayed delivery contracts may be made

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

include commercial and savings banks, insurance companies, educational and charitable institutions, and other institutions that we may approve. The obligations of any purchaser under any delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

                                    EXPERTS

     The consolidated financial statements of Associated Banc-Corp as of December 31, 2000 and December 31, 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     Reinhart, Boerner, Van Deuren, Norris & Rieselbach, S.C., will provide an opinion for us regarding the validity of the offered securities and Simpson Thacher & Bartlett, New York, New York will provide such an opinion for the underwriters or agents, if any, for a particular offering. Simpson Thacher & Bartlett may rely, as to matters of Wisconsin law, on the opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, S.C. and Reinhart, Boerner, Van Deuren, Norris & Rieselbach, S.C. may rely, as to matters of New York law, on the opinion of Simpson Thacher & Bartlett.

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                          [ASSOCIATED BANC-CORP LOGO]